Exhibit 10.17

EXECUTION

AMENDMENT NUMBER ELEVEN

to the

MASTER REPURCHASE AGREEMENT

Dated as of March 24, 2010,

between

SIRVA MORTGAGE, INC.

and

CITIBANK, N.A.

This AMENDMENT NUMBER ELEVEN (this “Amendment Number Eleven”) is made this 14th day of December, 2012, between SIRVA MORTGAGE, INC. (“Seller”) and CITIBANK, N.A. (“Buyer”), to the Master Repurchase Agreement, dated as of March 24, 2010, between Seller and Buyer, as such agreement may be amended from time to time (the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

RECITALS

WHEREAS, Seller has requested that Buyer agree to amend the Agreement to extend the term of the Agreement and provide for an additional commitment fee with respect thereto, and the Buyer has agreed, subject to the terms set forth herein; and

WHEREAS, as of the date hereof, Seller represents to Buyer that Seller is in full compliance with all of the terms and conditions of the Agreement and each other Program Document and no Default or Event of Default has occurred and is continuing under the Agreement or any other Program Document.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1. Amendments. Effective as of December 14, 2012 (the “Amendment Effective Date”), the Agreement is hereby amended as follows:

(a) Section 2 of the Agreement is hereby amended by adding the following definitions immediately prior to the definition of “Accepted Servicing Practices” contained therein as follows:

“2012-2013 Commitment Fee” shall mean an amount equal to $50,555.

“2012-2013 Commitment Fee Installment Amount” shall mean an amount equal to $8,425.83.

(b) Section 2 of the Agreement is hereby amended by deleting the definition of “LIBO Base Rate” in its entirety and replacing it with the following:

“LIBO Base Rate” means the rate determined daily by Buyer on the basis of the “BBA’s Interest Settlement Rate” offered for one-month U.S. dollar deposits, as such rate appears on Bloomberg L.P.’s page “BBAM” as of 11:00 a.m. (London time) on such date (rounded to five decimal places) provided that if such rate does not appear on Bloomberg L.P.’s page “BBAM” as of such time on such date, the rate for such date will be the rate determined by reference to the most recently published rate on Bloomberg L.P.’s page “BBAM”; provided further that if such rate is no longer set on Bloomberg L.P.’s page “BBAM”, the rate of such date will be determined by reference to such other comparable publicly available service publishing such rates as may be selected by Buyer in its sole discretion, which rates have performed or are expected by Buyer to perform in a manner substantially similar to the rate appearing on Bloomberg L.P.’s page “BBAM”, and which rate will be communicated to Seller. Notwithstanding anything to the contrary herein, Buyer shall have the sole discretion to re-set the LIBO Base Rate on a daily basis.

(c) Section 2 of the Agreement is hereby amended by deleting the definition of “LIBO Rate” in its entirety and replacing it with the following:

“LIBO Rate” shall mean with respect to each Interest Period pertaining to a Transaction, a rate per annum determined by Buyer in its sole discretion in accordance with the following formula (rounded to five decimal places), which rate as determined by Buyer shall be conclusive absent manifest error by Buyer:

                                 LIBO Base Rate

                                 1.00 – LIBO Reserve

                                 Requirements

The LIBO Rate shall be calculated on each Purchase Date and Repurchase Date commencing with the first Purchase Date.

(d) Section 2 of the Agreement is hereby amended by deleting the definition of “Termination Date” in its entirety and replacing it with the following:

“Termination Date” shall mean June 14, 2013, or such earlier date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.

(e) Section 4(c) of the Agreement is hereby amended by deleting the reference therein to “100 basis points (1.00%)” and replacing it with “25 basis points” (0.25%).

(f) Section 4(c) of the Agreement is hereby further amended by adding the following language at the end of such section:

“In connection with the extension of the Termination Date from December 14, 2012 to June 14, 2013, Sellers agree to pay to Buyer an additional commitment fee for the period beginning on December 14, 2012 through June 14, 2013, equal to the 2012-2013 Commitment Fee, such payment to be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to Buyer in six (6) equal installments, each of which shall be equal to the 2012-2013 Commitment Fee Installment Amount. The first installment of the 2012-2013 Commitment Fee shall be payable on or prior to December 14, 2012 and each subsequent installment shall be payable on or prior to the 14th day of each succeeding month (or in each case if such date is not a Business Day, the preceding Business Day). Buyer may, in its sole discretion, net any installment of the 2012-2013 Commitment Fee then due and payable from the proceeds of any Purchase Price paid to any Seller. In the event that the Termination Date is accelerated to a date which is prior to the payment in full of all installments of the 2012-2013 Commitment Fee, any unpaid installments of the 2012-2013 Commitment Fee shall be payable on the Termination Date. Each installment of the 2012-2013 Commitment Fee is and shall be deemed to be fully earned and non-refundable as of December 14, 2012.”

(g) Section 12 of the Agreement is hereby amended by deleting clause (q) therein in its entirety and replacing it with the following:

(q) LTV. CLTV. As of the date of origination of the Loan, the LTV and CLTV is as identified on the Loan Schedule. No Loan shall have an LTV or CLTV greater than 100%.

(h) Section 12 of the Agreement is hereby amended by deleting clause (r) therein in its entirety and replacing it with the following:

(t) Acquisition of Repurchase or Indemnity Obligations. The Seller shall not acquire any loan level repurchase or indemnity obligations from any third party in connection with its purchase of any mortgage loan pool or mortgage origination platform.

(i) Schedule 1 of the Agreement is hereby amended by adding the following language after the last sentence contained in clause (v) therein:

No Loan is a home equity line of credit. No Loan is a FHA 203(k) mortgage loan. No Loan is a USDA mortgage loan.

(j) Schedule 1 of the Agreement is hereby amended by adding new clause (ppp) therein as follows:

(ppp) No Discrimination. Seller makes credit accessible to all qualified applicants in accordance with all Requirements of Law. Seller has not discriminated, and will not discriminate, against credit applicants on the basis of any prohibited characteristic, including race, color, religion, national origin, sex, marital or familial status, age (provided that the applicant has the ability to enter into a binding contract), handicap, sexual orientation or because all or part of the applicant’s income is derived from a public assistance program or because of the applicant’s good faith exercise of rights under the Federal Consumer Protection Act. Seller has measures in place designed to monitor its lending practices and platform-level origination details to prevent discrimination on any of the foregoing prohibited bases. Furthermore, Seller has not discouraged, and will not discourage, the completion of any credit application based on any of the foregoing prohibited bases. In addition, Seller has complied with all anti-redlining provisions and equal credit opportunity laws applicable under all Requirements of Law.

SECTION 2. Fees and Expenses. Seller agrees to pay to Buyer all reasonable out of pocket costs and expenses incurred by Buyer in connection with this Amendment Number Eleven (including all reasonable fees and out of pocket costs and expenses of the Buyer’s legal counsel) in accordance with Sections 23 and 25 of the Agreement.

SECTION 3. Representations. Seller hereby represents to Buyer that as of the date hereof, Seller is in full compliance with all of the terms and conditions of the Agreement and each other Program Document and no Default or Event of Default has occurred and is continuing under the Agreement or any other Program Document.

SECTION 4. Binding Effect; Governing Law. This Amendment Number Eleven shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns. THIS AMENDMENT NUMBER ELEVEN SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 5. Counterparts. This Amendment Number Eleven may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

SECTION 6. Limited Effect. Except as amended hereby, the Agreement shall continue in full force and effect in accordance with its terms. This Amendment Number Eleven shall be effective for only the time period set forth in Section 1 above and shall not be deemed to and shall not, operate as a waiver of any term of the Agreement. Reference to this Amendment Number Eleven need not be made in the Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.

IN WITNESS WHEREOF, Seller and Buyer have caused this Amendment Number Eleven to be executed and delivered by their duly authorized officers as of the Amendment Effective Date.

SIRVA MORTGAGE, INC.
(Seller)

By:	/s/ Paul E. Klemme
Name:	Paul E. Klemme
Title:	President

CITIBANK, N.A.
(Buyer)

By:	/s/ Susan Mills
Name:	Susan Mills
Title:	Vice President Citibank, N.A.